Exhibit 4.3

CERTIFICATE OF AMENDMENT

TO THE

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

POWERSECURE INTERNATIONAL, INC.

Pursuant to Section 242

of the General Corporation Law

of the State of Delaware

PowerSecure International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Second Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

The first sentence of Article FOURTH of the Corporation’s Second Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-Three Million Five Hundred Thousand (53,500,000) shares, consisting of two classes: Fifty Million (50,000,000) shares of Common Stock, par value $.01 per share, and Three Million Five Hundred Thousand (3,500,000) shares of Preferred Stock, par value $.01 per share.”

SECOND: The Board of Directors of the Corporation, at a meeting duly called and held upon proper notice, duly adopted resolutions approving the foregoing amendment to the Second Restated Certificate of Incorporation of the Corporation, declared its advisability and directed that the foregoing amendment be submitted to the stockholders of the Corporation for their consideration and approval.

THIRD: The foregoing amendment to the Second Restated Certificate of Incorporation of the Corporation was duly submitted to the stockholders of the Corporation for their consideration and approval at the Annual Meeting of Stockholders of the Company duly called and held upon notice on June 19, 2012, and at such meeting the stockholders duly adopted and approved the foregoing amendment by the necessary affirmative vote, in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment to the Second Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, PowerSecure International, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer this 19th day of June, 2012.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton
Sidney Hinton President and Chief Executive Officer